UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

VERICITY, INC.

______________________________________________________________________________________________________________________________________________________________

Name of Registrant as Specified in its Charter)

______________________________________________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Fee paid previously with preliminary materials
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VERICITY, INC.

1350 E Touhy Avenue, Suite 205W

Des Plaines, Illinois 60018

(312) 379-2397

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 2, 2023

Dear Stockholders:

Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Vericity, Inc., a Delaware corporation (the “Company,” “Vericity,” “we,” “us,” or “our”) will be held on Wednesday, August 2, 2023 at 9:00 a.m., Central Daylight Time. This year’s Annual Meeting will be held in a virtual meeting format only. You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/VERY2023.

At the virtual Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

1.
To elect the Board of Directors, with each director serving until the next annual meeting and until his successor is elected and qualified; and

2.
To ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023.

Only stockholders of record at the close of business on June 12, 2023, the record date, are entitled to notice of and to vote at the virtual Annual Meeting. Stockholders should review the information provided in the Proxy Statement in conjunction with the Company’s Fiscal Year 2022 Annual Report on Form 10-K.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON AUGUST 2, 2023

On June 20, 2023, we mailed to our stockholders a notice of availability over the Internet of our proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. This process will reduce our costs to print and distribute our proxy materials. Please visit the website www.proxyvote.com to view electronic versions of our proxy materials and our Fiscal year 2022 Annual Report and to request electronic delivery of future proxy materials.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, you are requested to authorize a proxy to vote your shares. You may do so electronically via the Internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the virtual Annual Meeting, and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote online at the virtual Annual Meeting. We urge you to authorize the voting of your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card in the envelope provided, so that your shares may be voted in accordance with your wishes.

By Order of the Board of Directors,

/s/ James E. Hohmann

Name: James E. Hohmann

Title: Director and Chief Executive Officer

Chicago, Illinois

June 20, 2023

VERICITY, INC.

1350 E Touhy Avenue, Suite 205W

Des Plaines, IL 60018

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

August 2, 2023

This Proxy Statement is being furnished by and on behalf of the board of directors (the “Board”) of Vericity, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the solicitation of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, August 2, 2023 at 9:00 a.m., Central Daylight Time, online at www.virtualshareholdermeeting.com/VERY2023. This year’s Annual Meeting will be held in a virtual meeting format only. Additional details about how you may obtain virtual access to the Annual Meeting are set forth below under the heading “Voting Securities”.

Solicitation and Revocation of Proxy

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board to be used at the Annual Meeting to be held August 2, 2023. You can revoke your proxy at any time before it is exercised by attending and voting at the meeting, by giving written notice of revocation to the Corporate Secretary of the Company prior to the taking of the vote for which such proxy has been given, or by delivery to the Corporate Secretary of the Company of a duly executed proxy bearing a later date (including by means of the telephone or Internet). Notice and delivery shall occur upon actual receipt by the Corporate Secretary of the Company at the Company’s principal place of business. The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by email or telephone, by the directors, officers, and employees of the Company. Directors, Officers, and other employees of the Company will receive no additional compensation for any such further solicitations. Also, the Company will make arrangements with banks, brokerage houses, and other nominees, fiduciaries, and custodians holding shares in their names or in those of their nominees to forward proxy materials to the beneficial owners of shares, and the Company will, upon request, reimburse such entities for their reasonable expenses in sending the proxy materials.

Unless revoked as described above, all properly executed proxies will be voted as specified. If no other indication is made, the proxies will be voted for the election of directors shown as nominees and for the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) and as recommended by the Board with regard to all other matters.

Voting Securities

At the close of business on June 12, 2023, there were 14,875,000 shares of common stock outstanding and entitled to vote at the Annual Meeting. The holders of such shares are entitled to one vote for each share of common stock held by them on any matter to be presented at the Annual Meeting, including the election of directors. Only stockholders of record at the close of business on June 12, 2023 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

The Annual Meeting will be held entirely online this year. You may attend the Annual Meeting, as well as vote and submit questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/VERY2023 and entering the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

If you do not hold our common shares in your own name, but instead hold your interest in our shares through one or more intermediaries, such as a bank or broker (in many cases referred to as owning shares “in street name”), then you are considered a holder of a beneficial interest in our common shares, or a “beneficial owner”, and you will be able to vote the shares in which you hold your interest through those intermediaries. An intermediary will forward our proxy materials to you and request your instructions as to how to vote the shares.

The presence at the virtual Annual Meeting, in person or by proxy, of a majority of the outstanding shares of the common stock will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote. Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes,” therefore broker non-votes have no effect as to voting for or against any matter.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions
No. 1 - Electrion of directors	Plurality (that is, the largest number) of the votes cast.	No	Abstentions are not considered votes cast and will have no effect.

No. 2 - Ratification of the appoinment of Deloitte & Touche LLP	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter.	Yes	Abstentions will have the effect of a vote cast against the matter.

Security Ownership of Management and Certain Beneficial Holders

The tables below provide information regarding the beneficial ownership of our common stock for:

•
each beneficial owner known by us to be the beneficial owner of more than five percent of our common stock;

•
each of our director nominees;

•
each of our named executive officers; and

•
all director nominees and executive officers as a group.

We have based our calculations of the percentage of beneficial ownership on 14,875,000 shares of common stock outstanding on the record date.

Five Percent Stockholders

The following table sets forth information regarding all persons known by the Company to be the beneficial owner of more than 5% of our common stock as of the record date.

Five Percent (5%) Stockholders	Number of Shares and Nature of Beneficial Ownership	Percentage of Class (%)
Apex Holdco, L.P. (1) 767 Fifth Avenue New York, NY 10153	11,373,352	76.5%

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of June 10, 2023 by (i) each director nominees, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Directors & Executive Officers	Number of Shares and Nature of Beneficial Ownership	Percentage of Class (%)
Neil Ashe	0	0
Calvin Dong	453	*(1)
Richard A. Hemmings	193,500	1.3
James E. Hohmann	625,532	4.2
Scott Perry	0	0
Eric Rahe	0	0
Laura Zimmerman	120,104	*(1)
James C. Harkensee	327,782	2
All current directors and executive officers as a group (11 persons)	1,553,296	10.4

(1) Ownership percentage is less than 1.0%.

PROPOSAL 1

ELECTION OF DIRECTORS

A board of seven directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation, disqualification or removal. The proxies being solicited will be voted for no more than seven nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

All of the nominees were nominated by our Board based on the recommendation of our Nominating and Governance Committee and in accordance with the nomination process set forth in our bylaws. See “—Corporate Governance— Overview of our Board Structure” below for a description of the nomination process for our directors. Each nominee has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the proxy may be voted for the election of a substitute nominee nominated by our Board based on the recommendation of our Nominating and Governance Committee and in accordance with the nomination process set forth in our bylaws.

Set forth below is biographical information for our director nominees.

Eric Rahe has served as Vericity’s Chairman since August 7, 2019. Mr. Rahe has served as a Managing Director of J.C. Flowers & Co. LLC since 2014, a leading private investment firm dedicated to investing globally in the financial services industry and serves as a member of the firm’s Management Committee. From 2008 to 2014, Mr. Rahe was a Managing Director at Clayton, Dubilier & Rice where he established and led the firm’s financial services practice. Previously, he was a senior investment professional at the hedge fund SAB Capital, and before that a Partner at Capital Z Partners, the financial services focused private equity firm. Mr. Rahe began his career at Donaldson, Lufkin & Jenrette. Mr. Rahe serves on the Boards of Directors of ELMC Group, LLC.

He received an A.B. in Economics from Harvard College, where he graduated magna cum laude, and an M.B.A. from Harvard Business School. Mr. Rahe was selected to serve on our board of directors because of his experience in the insurance and financial services industries.

Mr. Rahe has been investing in the insurance industry for over 25 years and has served on the board of directors of a number of insurance companies.

Neil Ashe has served as a director of Vericity since August 7, 2019. He is the Chief Executive officer of Acuity Brands which is a global technology manufacturer, driving an innovative and comprehensive portfolio of lighting products, controls, software, and services. Mr. Ashe also serves as the Chief Executive officer of Faster Horses LLC, which invests in, operates and advises companies that are embracing the power of digital to grow and change their businesses. Mr. Ashe has served in this position since 2017. From 2012 to 2017, Mr. Ashe was the President and Chief Executive Officer of Global eCommerce and Technology for Wal-Mart Stores, Inc. Mr. Ashe was with CNET Networks (NASDAQ: CNET) from 2002 to 2008, having been appointed as Chief Executive Officer in 2006, and, subsequently, the President of CBS Interactive from 2008 until 2011, following the sale of CNET to CBS. He has served on the boards of directors of numerous companies, including CNET and AMC Networks (NASDAQ: AMCX), and was a member of the Georgetown University Board of Regents.

Mr. Ashe has an M.B.A. from the Harvard Business School and a B.S. in Business Administration from Georgetown University.

Mr. Ashe was selected to serve on our board of directors because of his experience helping companies use and adopt technology to grow their businesses. Through his experience running several leading internet businesses, Mr. Ashe brings a breadth of experience that will be germane to the Company’s internet agency, eFinancial.

Calvin Dong has served as a director of Vericity since August 7, 2019. He is a Vice President at J.C. Flowers & Co. LLC, where he has been employed since 2013. Prior to joining J.C. Flowers & Co. LLC, Mr. Dong was a member of the Financial Institutions Group at Barclays Investment Bank in New York for three years, focusing on mergers and acquisitions and capital raising transactions in the insurance sector.

Mr. Dong received a B.S. (Honors) in Finance and Accounting with High Distinction from the Kelley School of Business, Indiana University.

Mr. Dong was selected to serve on our board of directors because of his experience in the insurance and financial services industries. Mr. Dong has over 8 years of experience as an investor and banker to the life insurance industry.

Richard A. Hemmings has served as a director of Vericity since 2013 and served as the Chairman of the board of directors of Members Mutual from its formation in 2007 until its conversion in 2019. From 2007 until 2014, Mr. Hemmings also served as the President and Chief Executive Officer of Members Mutual. Mr. Hemmings also served as the Chairman of the board of directors and Chief Executive Officer (and prior to 2012, President) of Fidelity Life, positions held by him from 2005 to 2014. Mr. Hemmings became a director of Fidelity Life in 2002. Prior to joining Fidelity Life in 2005, Mr. Hemmings was a partner in the Chicago law firm of Lord, Bissell & Brook LLP and was associated with the firm for 25 years.

Mr. Hemmings was selected to serve on our board of directors because of his experience in the life insurance industry; his knowledge of the legal and regulatory matters affecting our operations; and his executive experience with Members Mutual and Fidelity Life.

James E. Hohmann has served as a director, Chief Executive Officer and President of Vericity since September 2014 and served as a director and Chief Executive Officer of Vericity from September 2014 until its conversion in 2019. For approximately two years prior thereto, Mr. Hohmann worked as a private consultant in the life insurance industry, including providing consulting services for Members Mutual. From April 2009 until June 2012, Mr. Hohmann served as a director, President, and Chief Executive Officer of FBL Financial Group, an individual life insurance and annuity products company. From January 2007 until January 2009, Mr. Hohmann was an executive officer of Allstate Corporation with accountabilities as President and Chief Executive Officer of Allstate Financial. From December 2004 until December 2006, Mr. Hohmann was President and Chief Operating Officer of Conseco, Inc. Earlier, he served as President and Chief Executive Officer of a newly formed XL Life and Annuity business at XL Capital, was Chief Actuary and then President of the Financial Institutions business of Zurich (Kemper), and worked for nearly 13 years as a management consultant, first for KPMG Peat Marwick, followed by Tillinghast/Towers Perrin (now Willis Towers Watson) where he was Managing Principal of the Chicago Life Practice.

Mr. Hohmann also currently serves on the Board of Directors of American Council of Life Insurers, the Board of Directors of Bankers Trust (nonpublic) and is Chairman of MIB Group Inc., a life insurance industry membership organization. He also served as a former director of the Board of Governors for the Property Casualty Insurance Association of America. Mr. Hohmann is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Mr. Hohmann was selected to serve on our board of directors because of his executive leadership experience, his expertise in insurance and financial services, and his actuarial background.

Scott Perry has served as a director of Vericity since August 7, 2019. He joined AmeriLife Group Holdings as Chief Executive Officer in December 2016. AmeriLife is a distributor of annuity, life, and health insurance products and is a portfolio company of a fund advised by Thomas H. Lee Partners, L.P. He was previously the Chief Business Officer of CNO Financial Group, Inc., (formerly, Conseco, Inc.), where he oversaw the operations of Bankers Life, Colonial Penn and Washington National, from 2009 until 2016. Prior to that, Mr. Perry served as the President of Bankers Life from 2002 until 2009. Before joining Bankers Life, Mr. Perry worked for 12 years in sales, marketing, and management roles at Golden Rule, Anthem Blue Cross Blue Shield and Premera Blue Cross. Earlier in his career, he advised healthcare payers and providers on strategies to improve operational and financial performance with the Deloitte & Touche Integrated Health Care Group.

Mr. Perry has served on the boards of LL Global (LIMRA) and the American College. He also served as a board member and Chair of the Greater Illinois chapter of the Alzheimer’s Association.

Mr. Perry was selected to serve on our board of directors because of his experience in the insurance industry. Mr. Perry has over 28 years of experience in the life insurance industry. As Chief Executive Officer of AmeriLife and former President of Bankers Life, Chief Business Officer of CNO, he brings particular expertise in the distribution of a wide variety of life and health products across various distribution channels.

Laura R. Zimmerman has served as Executive Vice President and Chief Marketing Officer of Vericity since February 2016. Ms. Zimmerman served as Executive Vice President and Chief Marketing Officer of Members Mutual from February 2016 until its conversion in 2019. Prior thereto, Ms. Zimmerman served as Vice President, Chief Marketing Officer, Group Worksite, at The Guardian Life Insurance Company of America from July 2014 to February 2016, where she led marketing and enrollment services for the employee benefits division. Prior thereto, Ms. Zimmerman served as the Managing Director at Bridgestar Solutions, LLC from July 2013 to June 2014. Prior thereto, Ms. Zimmerman served as Senior Vice President for Aon Hewitt from November 2011 to June 2012, where she led marketing and advertising strategy. Before joining Aon Hewitt, Ms. Zimmerman served as Managing Director, Head of Marketing and Product at Legg Mason Global Asset Management from June 2010 to June 2011. Prior thereto, Ms. Zimmerman served in various positions during a thirteen-year career at Allstate Insurance Company. Among other positions at Allstate, Ms. Zimmerman served as Chief Strategy Officer for Allstate’s financial services division. Ms. Zimmerman earned her bachelor's degree from Dartmouth College and her MBA from the Kellogg School of Management at Northwestern University

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE DIRECTOR NOMINEES.

Director Nominees; Executive Management

The table below provides information of our directors and executive officers as of March 30, 2023.

Name	Age	Position
Eric Rahe	54	Director and Chairman
Neil Ashe	55	Director
Calvin Dong	35	Director
Richard A. Hemmings	76	Director
Scott Perry	60	Director
Laura R. Zimmerman	64	Director
James E. Hohmann	67	Chief Executive Officer, President and Director
Melissa Balsan	40	Executive Vice President, Chief Marketing Officer
John Buchanan	52	Executive Vice President, General Counsel and Corporate Secretary
David R. Drollette	40	Executive Vice President, Chief Data Officer & Chief Technology Officer
James C. Harkensee	64	Executive Vice President of Vericity, President and Chief Operating Officer of Fidelity Life
Chris S. Kim	51	Executive Vice President, Chief Financial Officer and Treasurer

Executive Officers

Set forth below is biographical information for our executive officers (except for Mr. Hohmann, whose biographical information is set forth above):

James C. Harkensee has served as Executive Vice President of Vericity since its conversion in 2019 and as President and Chief Operating Officer of Fidelity Life since November 2012. From July 2013 to August 2014, Mr. Harkensee served as Interim Chief Financial Officer of Members Mutual. Prior to that, Mr. Harkensee served in various capacities at Fidelity Life, including most recently as Vice President of Product and Corporate Development and prior to that as President of America Direct Insurance Agency, Inc., a subsidiary of Fidelity Life, which he joined in 2005. He was formerly President of Zurich Direct, a direct marketing insurance agency. Mr. Harkensee began his career at Bankers Life & Casualty in 1980, later joining Zurich Life, where he was promoted to Chief Actuary. Mr. Harkensee also serves as Executive Vice President of Vericity. He is a Fellow of the Society of Actuaries.

Chris S. Kim has served as Chief Financial Officer of Vericity since August 2014 and served as Chief Financial Officer of Members Mutual from August 2014 until its conversion in 2019. He has served as Executive Vice President of Vericity since its conversion in 2019. Prior thereto, Mr. Kim served as Chief Accounting Officer of Members Mutual since June 2013. Mr. Kim has over twenty years of experience in public accounting and controllership with a focus on property and casualty and life insurers. He has extensive experience in advising public companies on accounting and financial reporting matters related to capital raising activities and advising clients on complex accounting matters. Mr. Kim also serves as Executive Vice President of Vericity. Prior to joining Members Mutual, he was employed by PricewaterhouseCoopers LLC for a total of seventeen years within the audit and transaction services practice in Kansas City, Chicago, and New York, from 1995-2002 and again from 2004-2013. From 2002-2004, Mr. Kim held the position of Assistant Controller with Employers Reinsurance Corporation, a subsidiary of GE Capital.

John Buchanan has served as Executive Vice President, General Counsel and Corporate Secretary of Vericity since February, 2016. Mr. Buchanan served as Executive Vice President, General Counsel and Corporate Secretary of Members Mutual from February 2016 until its conversion in 2019. Prior thereto, from 1995 to February 2016, Mr. Buchanan served in various legal roles during a twenty-year career at Allstate Insurance Company most recently as Chief Counsel supporting Allstate’s agency operations from July 2014 to February 2016, and prior to that as Corporate Counsel supporting direct sales from July 2009 until July 2014. Among other positions at Allstate, Mr. Buchanan led several legal teams within Allstate’s P&C and life insurance operations, including acting as lead counsel for Allstate Life of New York. He also served as lead counsel to Allstate’s Chief Marketing Officer and Lead Counsel to Allstate’s Eastern Region President. Mr. Buchanan served as Secretary on NJ Life and Health Guaranty Fund boards. Mr. Buchanan began his career as a trial attorney with dozens of jury and bench trials on insurance matters.

David R. Drollette has served as Executive Vice President and Chief Data Officer & Chief Technology Officer since September 1, 2020. Prior thereto, Mr. Drollette served as Vice President Product Analytics at athenahealth, Inc. from September 2018 through August 2020, where he led the product analytics team and set the research & development strategy for the data and artificial intelligence engineering teams across multiple geographies. Prior thereto, Mr. Drollette served in various leadership roles at Wayfair, Inc. from January 2006 through August 2018, where he led a 180+ person team of analysts, data scientists, and software engineers. He holds a bachelor’s degree in Mathematics/Physics from Ithaca College in New York where he graduated Cum Laude.

Melissa Balsan has served as Executive Vice President and Chief Marketing Officer since January 9, 2023. With more than 20 years of experience in direct-to-consumer marketing and branding, Melissa has built deep knowledge of customer acquisition and led digital transformation within insurance, education, and e-commerce businesses. She served as Chief Marketing Officer for GoHealth, a Medicare insurance broker, as well as Chief Marketing Officer for Endurance Warranty, a leader in auto protection services. At Perdoceo Education Corporation, Melissa held marketing leadership positions responsible for new student enrollment and retention; and as a digital native, helped establish search engine and social media marketing at CareerBuilder.com. She began her career in advertising

Corporate Governance

Overview of Our Board Structure

As part of the conversion of Members Mutual in connection with our IPO, Apex Holdco purchased approximately 76.5% of the shares sold in the IPO pursuant to a standby stock purchase agreement under which Apex Holdco acted as the standby purchaser for the IPO. As such, we qualify as a “controlled company” within the meaning of the corporate governance rules of Nasdaq. “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company.

As we are a “controlled company” we have availed ourselves of the “controlled company” exception under the Nasdaq rules and will not be subject to the Nasdaq listing requirements that would otherwise require us to have a board of directors comprised of a majority of independent directors, a Compensation Committee composed solely of independent directors or a nominating committee composed solely of independent directors.

The standby purchase agreement and/or our bylaws contain provisions regarding our corporate governance and board structure and chief executive officer, including:

•
the board of directors shall consist of designees appointed by Apex Holdco (the “Apex designees”) and designees appointed by Vericity (the “company designees”). The number of company designees shall not exceed six or at any time be less than two, and the number of Apex designees at any given time shall be one more than the number of company designees, but in no event less than three, provided that Apex Holdco may designate the minimum additional number of designees as necessary to comply with SEC and Nasdaq Stock Market rules relating to the number of independent directors serving on the board of directors or any committee of the board. Messrs. Rahe, Dong, Perry and Ashe serve as the Apex designees, and Messrs. Hemmings, Hohmann and Ms. Zimmerman currently serve as the company designees. Each of these directors has been nominated by the Board for election as directors to serve an additional term, and Apex Holdco has delivered its written consent to their election;

•
the compensation payable to the company designees may not be decreased without the consent of a majority of the company designees, and may not be increased without the consent of a majority of the Apex designees;

•
among other things, Apex Holdco has agreed to vote its shares in favor of the election of the company designees as directors. In the event of any vacancy in the office of any Apex designee or company designee, a majority of the remaining designees, as applicable, will have the right to designate a replacement to fill the vacancy, provided that in the case of a vacancy of a company designee, Apex Holdco may elect to reduce the size of the board of directors by two so long as one of the Apex designees resigns, and provided further that in the event that there are no remaining company designees to designate a replacement, the advisory board shall have the right to designate a replacement company designee;

•
at any election of directors of Vericity, a majority of the Apex designees will have the right to nominate the successors of the Apex designees, and a majority of the company designees will have the right to nominate the successors of the company designees, provided that in the event that there are no remaining company designees to designate successors, the advisory board shall have the right to designate successor company designees;

•
any transaction between Apex Holdco or any of its affiliates, on the one hand, and Vericity or any of its subsidiaries, on the other hand, shall be subject to approval by the company designees, other than ordinary course transactions on arm’s length terms; and

•
Mr. Hohmann shall serve as Chief Executive Officer of the Company for three years after the closing of the offering, subject to his earlier death, retirement, resignation or removal as defined in the standby purchase agreement.

Director Independence

We have undertaken a review of the composition of our board of directors and considered whether any director has a relationship that could compromise that director independent judgment in carrying out his responsibilities and all other facts and circumstances that the board of directors deemed relevant in determining their independence. We have affirmatively determined that each of our directors, with the exception of Mr. Hohmann, Mr. Rahe, and Ms. Zimmerman is an independent director under the Nasdaq Marketplace Rules.

Committees of the Board of Directors

We have the following committees of our board of directors in place: the Audit Committee; the Compensation Committee; and the Nominating and Governance committee. Each of these committees operates under a committee charter that has been approved by our board of directors and is available on our website at www.vericity.com. The composition, duties and responsibilities of our committees are as set forth below:

Audit Committee

The Audit Committee is responsible for the oversight of the integrity of our consolidated financial statements, our systems of internal control over financial reporting, our risk management, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal auditor and our compliance with applicable legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation for, evaluate and, when appropriate, replace our independent registered public accounting firm. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also approves related-party transactions.

Our Audit Committee is composed of Mr. Perry (chair), Mr. Hemmings, and Mr. Dong. Our board of directors has determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on the Audit Committee under Exchange Act Rule 10A-3 and the Nasdaq Marketplace Rules. In addition, the board of directors has determined that Scott R. Perry qualifies as an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) under Regulation S-K.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with the Company’s independent auditor, Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the Auditor required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed Deloitte’s independence with Deloitte. Based upon the review and discussions referred to above, the Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Scott Perry (Chair)

Richard Hemmingst

Calvin Dong

Compensation Committee

The Compensation Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals; reviewing and approving the compensation of our executive officers and other appropriate officers; reviewing and reporting to the board of directors on compensation of directors and board committee members; and administering our incentive and equity-based compensation plans.

Our Compensation Committee is composed of Mr. Rahe (chair), Mr.Hemmings, Mr. Ashe, Mr. Dong and Mr. Hohmann.

Nominating and Governance Committee

Our nominating and corporate governance committee is composed of Mr. Dong (chair), Mr. Rahe, and Mr. Ashe, and Mr. Hohmann. The Nominating and Governance committee is responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors, developing and recommending corporate governance guidelines to the board of directors and overseeing performance reviews of the board of directors, its committees and the individual members of the Board.

Attendance

Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he or she served in 2022.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all of our directors and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at

www.vericity.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, on our website to the extent required by applicable rules and exchange requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent stockholders to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. During 2019, all such reports were timely filed.

Advisory Board

Upon completion of the offerings, we established an advisory board to provide general policy advice to the board of directors. Only individuals who served as directors of Members Mutual as of the date of the standby stock purchase agreement are eligible to serve on our advisory board. Advisory board members are entitled to attend meetings of the board of directors but shall not vote. Members of the advisory board shall have the right to nominate individuals to be company designees in the event that there are no then-serving company designees. Members of the advisory board will receive the same compensation provided to company designees serving on the board of directors of Vericity. Advisory board members will serve until the earlier of the sale of Vericity to a third party, the fifth anniversary of the closing of our 2019 offering or a member’s death, resignation or removal. The current advisory board consists of Ms. Bynoe, Mr. Fibiger, Mr. Groot and Mr. Schacht.

Set forth below is biographical information for the members of the advisory board:

Linda Walker Bynoe is the President and Chief Executive Officer of Telemat Ltd., a project management and consulting firm based in Chicago, Illinois. Ms. Bynoe has served in that position since 1995. From 1989 to 1995, Ms. Bynoe was the Chief Operating Officer of Telemat Ltd. From 1978 to 1989, Ms. Bynoe worked in executive capacities with the capital markets division of Morgan Stanley, serving as Vice President since 1985. Ms. Bynoe serves on the board of directors of Anixter International Inc., Prudential Retail Mutual Funds and the Northern Trust Corporation, and as a Trustee of Equity Residential. Ms. Bynoe became a director of Fidelity Life from 2002, and a director of Members Mutual from 2007 through the completion of the conversion in 2019.

John A. Fibiger served in various positions, including President, Chief Financial Officer and Chairman of the board of directors, of the Transamerica Life Companies. Prior to his association with the Transamerica Life Companies, Mr. Fibiger served in various positions with New England Mutual Life Insurance Company, including as its President from 1982 to 1989. He recently served as an independent trustee with the following mutual fund complexes associated with Genworth Financial, Inc.: GPS Funds II (10 portfolios); since 2004, Genworth Financial Asset Management Funds (10 portfolios); and from 2008 to 2011, Genworth Variable Insurance Trust (20 portfolios). He served as a trustee of the Menninger Foundation, and was Chairman of the Menninger Fund.

Mr. Fibiger has been a member since 1956 and a Fellow since 1959 of the Society of Actuaries. He has been a Member since 1963 of the American Academy of Actuaries and served as its President from 1987 to 1988. He is also a trustee of the Austin Symphony Orchestra and a life trustee of the Museum of Science, Boston, Massachusetts. Mr. Fibiger became a director of Fidelity Life from 2004, and a director of Members Mutual from 2007, through the completion of the conversion in 2019.

Steven L. Groot held a series of actuarial and executive management positions during a thirty-plus year career with Allstate Insurance Company. Among other positions at Allstate, Mr. Groot served as President of Allstate Insurance Companies of Canada, President of Allstate Indemnity, President of Allstate International and President of Allstate’s direct distribution and e-commerce business. He was a member of the Allstate Insurance Company board of directors from 1994 to 2002 and served on the investment and executive committees of the Allstate Insurance Company board of directors.

Mr. Groot is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and also a member of the California State Bar Association. He currently serves as a member of the Board of Directors of CEM Insurance Company, a privately held property and casualty insurer, and was a life trustee of Lawrence Hall Youth Services in Chicago, Illinois. Since 2006, Mr. Groot has served on the board of directors of American Safety Insurance Holdings, Ltd., a specialty commercial insurer that was sold in 2013. Mr. Groot served as a director of Fidelity Life from 2006, and a director of Members Mutual from 2007, through the completion of the conversion in 2019.

James W. Schacht moved to our advisory Board as of August 3, 2022. He was a member of the Vericity, Inc. board until August 3, 2022. He has served as a director of Vericity since 2013 and as the President of The Schacht Group, Inc., which advises national and international clients with respect to insurance and regulatory matters, since its founding in 2008. Prior thereto, Mr. Schacht was for thirteen years a Managing Director at two international consulting firms. Mr. Schacht has over 45 years of broad-based experience in the insurance industry and all areas of insurance regulation. Mr. Schacht has served as an expert consultant and witness on a variety of insurance, reinsurance, and regulatory issues in litigation, and advises clients on new insurance products, organizing insurance companies, financial and reporting requirements, and securing regulatory approval for a variety of transactions. Mr. Schacht served as the Director of the Illinois Department of Insurance on three occasions. Mr. Schacht serves on the board of directors of Spinnaker Insurance Company, a property and casualty insurer. Mr. Schacht has served on the board of directors of Members Mutual from 2007 through its conversion in 2019.

Mr. Schacht was previously selected to serve on our board of directors because of his experience in the insurance industry and his knowledge of legal and regulatory matters affecting our operations.

Involvement in Certain Legal Proceedings

The Company is not aware of any material legal proceedings in which any director, officer, or any record or beneficial owner of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder, is a party adverse to the Company or has a material interest adverse to the Company.

Executive Compensation

Summary Executive Compensation Table

The following table shows the compensation information for our President and Chief Executive Officer, our Executive Vice President and President and Chief Operating Officer of Fidelity Life and our Executive Vice President and President and Chief Operating Officer of Efinancial based on compensation earned for the years ended December 31, 2022 and December 31, 2021 (our “named executive officers”).

			Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	(2)(3)	Total ($)
James Hohmann	2022	767,350	411,491	41,181	1,220,022
President and Chief Executive Officer of Vericity	2021	767,350	425,419	46,235	1,239,004
James Harkensee	2022	450,000	177,086	31,312	658,398
Executive Vice President of Vericity, President and Chief Operating Officer of Fidelity Life	2021	450,000	189,536	36,613	676,149
Laura Zimmerman	2022	382,500	141,451	30,836	554,787
Executive Vice President, Chief Marketing Officer	2021	367,500	140,356	30,767	538,623
Chris Campbell (4)	2022	111,406	—	484,428	595,834
Executive Vice President of Vericity, President and Chief Operating Officer of Efinancial	2021	412,000	141,806	33,819	587,625

(1)
See “Executive Compensation—Short-Term Incentive Program” below for additional information. Note that compensation earned for annual performance is paid in March of the following year.
(2)
All other compensation consists of the following: (i) company portion of health, dental, life, disability and vision insurance premiums and (ii) 401(k) company matching contributions.
(3)
Following the closing of the IPO, the named executive officers also received grants under an equity incentive plan adopted, maintained and administered by the standby purchaser. See “—Apex Holdco Equity Incentive Plan” below for additional information.
(4)
As disclosed in the Company’s 8k filing of March 25, 2022, effective March 22, 2022, Chris Campbell is no longer employed with the Company.

Short-Term Incentive Program

2022 Short-Term Incentive Program

Under the annual bonus program, the compensation committee established 2022 bonus opportunities. Mr. Hohmann’s annual bonus opportunity was 0% to 140% of his base salary, with his target bonus opportunity equal to 80% of base salary. The bonus opportunity for each of Messrs. Harkensee and Ms. Zimmerman was 0% to 96.25% of their base salary, with the target bonus opportunity equal to 55% of their respective base salaries. The amount of bonus paid depended on achievement of performance measures recommended by management and approved by the compensation committee.

The performance award for each of our named executive officers was based on the following performance categories:

•
Corporate (Fidelity Life pre-tax GAAP earnings and Efinancial EBITDA combined; Cash Management at Holding Company level, research & technology initiatives;
•
Fidelity Life (pre-tax statutory operating income; pre-tax GAAP income; 3rd party business growth
•
Efinancial (EBITDA; net revenue; and gross contribution margin).

Mr. Hohmann’s bonus opportunity was weighted 50% Corporate, 25% Fidelity Life, and 25% Efinancial. Mr. Harkensee’s bonus opportunity was weighted 30% Corporate, 40% Fidelity Life, and 30% Efinancial. Ms. Zimmerman’s bonus opportunity was weighted 40% Corporate, 30% Fidelity Life, and 30% Efinancial.

In 2022, we achieved 66% of target for Corporate, 109% for Fidelity Life, and 27% for Efinancial. Based on this performance, 2022 annual bonuses for our named executive officers are reflected in the table above.

2021 Short-Term Incentive Program

Under the annual bonus program, the compensation committee established 2021 bonus opportunities. Mr. Hohmann’s annual bonus opportunity was 0% to 140% of his base salary, with his target bonus opportunity equal to 80% of base salary. The bonus opportunity for each of Messrs. Harkensee and Ms. Zimmerman was 0% to 96.25% of their base salary, with the target bonus opportunity equal to 55% of their respective base salaries. The amount of bonus paid depended on achievement of performance measures recommended by management and approved by the compensation committee.

The performance award for each of our named executive officers was based on the following performance categories:

•
Corporate (Fidelity Life pre-tax GAAP earnings and Efinancial EBITDA combined; Next Level Growth initiative, technology stability, and number of new affinity group policyholders);
•
Fidelity Life (pre-tax statutory operating income; pre-tax GAAP income; retirement of legacy applications and new digital product launches); and
•
Efinancial (EBITDA; retail FLA production; and gross contribution margin).

Mr. Hohmann’s bonus opportunity was weighted 50% Corporate, 25% Fidelity Life, and 25% Efinancial. Mr. Harkensee’s bonus opportunity was weighted 30% Corporate, 40% Fidelity Life, and 30% Efinancial. Ms. Zimmerman's bonus opportunity was weighted 40% Corporate, 30% Fidelity Life, and 30% Efinancial.

In 2021, we achieved 69% of target for Corporate, 140% for Fidelity Life, and 0% for Efinancial. Based on this performance, 2021 annual bonuses for our named executive officers are reflected in the table above.

Deferred Compensation Plan

We did offer a non-qualified deferred compensation plan to our named executive officers, directors and certain other executive officers. Deferred compensation plan participants can elect to defer a portion of their annual compensation into the deferred compensation plan, with the deferrals generally not subject to current income tax. Deferred compensation plan balances are credited with interest, computed monthly, using the yield rate that we earn on our invested assets. Net gains (losses) on investments are not considered in determining earnings on deferred compensation accounts. This plan was in effect temrianted as of our original IPO date.

Apex Holdco Equity Incentive Plan

Following the closing of the IPO, the standby purchaser established the Apex Holdco L.P. 2019 Equity Incentive Plan (the “EI Plan”) under the terms of the amended and restated limited partnership agreement of the standby purchaser. Under the EI Plan, Class B units representing 20.6% of the fully diluted units of the standby purchaser at the closing of the IPO were reserved for issuance to employees, directors, advisory board members and other service providers of the Company. Following the closing, awards under the EI Plan were made to the executive officers, certain directors, certain other employees, and advisory board mecmbers of the Company in an aggregate amount of approximately 85.4% of the available pool of Class B units under the EI Plan. Class B units are non-voting profits interests in the standby purchaser that entitle the holders thereof to participate in the appreciation in the value of the standby purchaser, as represented by its ownership of the Company’s common stock, above a per share threshold representing the amount of the standby purchaser’s investment in the Company’s common stock, subject to certain customary adjustments, and are payable in the event of a future sale of the Company. The grants of Class B Units made to the named executive officers, directors and advisory board members represented the following percentages of the fully diluted units of the standby purchaser at the closing of the IPO: Mr. Hohmann, 5.00%; Mr. Harkensee, 1.75%; Mr. Ashe, 1.00%; Mr. Hemmings, 0.80%; Mr. Perry, 0.25%; Mr. Schacht, 0.80%, Ms. Bynoe, 0.80%; Mr. Fibiger, 0.80%; and Mr. Groot, 0.80%.

Under the EI Plan, for all of our directors and our executive officers other than Mr. Hohmann, the grants of Class B units vest ratably over five years, subject to forfeiture under certain conditions. Mr. Hohmann’s grant was fully vested upon grant, subject to recoupment ratably over five years and forfeiture under certain conditions. The grants to the directors of Vericity are not subject to forfeiture. The EI Plan is adopted, maintained and administered by the standby purchaser, not the Company.

Employment Agreements

We have entered into employment agreements with Messrs. Hohmann, Harkensee, Kim, and Buchanan. The employment agreements provide for a base salary, subject to increase as determined by the Company. Pursuant to the employment agreements, these executives are eligible to participate in all employee profit sharing and welfare benefit plans for executives as well as our annual cash incentive program, and Change in Control Severance Benefits Plan (the “CIC Plan”). The employment agreements require the Company to indemnify any executive who is made a party or is threatened to be made a party to any action, suit or proceeding because he or she is or was a director or officer of the Company, subject to certain conditions. In such case, the Company will provide for the advancement of certain expenses.

Under the employment agreements, the agreement and an executive’s employment thereunder may be terminated due to (i) death; (ii) total disability; (iii) by the Company for Cause; (iv) by the Company at any time without Cause; (v) or by an executive on at least thirty days’ notice. In the event an executive is terminated by the Company without Cause and there has not been a Change in Control under the Company’s CIC Plan, the executive will be entitled to the following (x) an amount equal to eighteen months of executive’s then current base salary; (y) an amount equal to the executive’s target bonus percentage for the current year multiplied by the amount payable pursuant to (x); and (z) COBRA coverage for eighteen months provided the executive makes the appropriate election and continues to pay the relevant premiums at the same level as when employed. The amounts payable pursuant to (x) and (y) shall be paid in monthly installments. Pursuant to the employment agreements, the executives are subject to certain restrictions regarding confidential information and trade secrets. In addition, for a period of up to eighteen months, the executives are prohibited from soliciting the Company’s customers and employees and from engaging in certain activities which compete with the Company.

Change in Control Severance Benefits Plan

Our named executive officers, among others, participate in the Vericity Holdings Change in Control Severance Benefits Plan (the “CIC plan”). The CIC plan provides for the payment of severance benefits to certain eligible employees whose employment is terminated without Cause or who voluntarily terminates for Good Reason following a Change in Control as those terms are defined in the CIC plan.

Pursuant to the CIC Plan, if our named executive officers are terminated without Cause or voluntarily terminate their employment due to Constructive Termination within 12 months of a Change in Control, they would be entitled to receive 24 months of base salary. Also, our named executive officers would receive payment of a bonus computed as the average of their short-term annual bonus as a percentage of base salary for the past three complete years in which a bonus plan was in effect. The annual bonus payout would be multiplied to be consistent with the period covered by the base salary award (2 times for 24 months). Base salary payments would continue to be paid on the same frequency as before the termination, while the bonus payment would be made in a lump sum. Following the termination of employment, we would pay the employee’s share of any health insurance premiums as were paid before the termination if the employee elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the continuation period under COBRA. The Company would also reimburse the named executive officer the cost of obtaining comparable life and long-term disability insurance coverage that the employee was provided before the termination for 24 months. In addition, our named executive officers would be entitled to receive the immediate payment of all outstanding (vested and un-vested) awards under the Company’s incentive and bonus plans, including the annual bonus program.

In the event that any payments made under the CIC plan would cause our named executive officers to be considered the recipient of an excess parachute payment within the meaning of Section 280G(b) of the Code, the amount of such payments would be reduced to an amount necessary to avoid application of Section 280G(b) of the Code.

Director Compensation

In 2022, each listed non-employee director and advisory board member of Vericity, Inc. received an annual retainer of $100,000 which was paid on a quarterly basis. Messrs. Rahe, Dong and Perry do not receive cash compensation from the Company for service as a director of Vericity, Inc. Following the closing of the IPO, each director other than Messrs. Rahe and Dong also received a grant of Class B Units under the EI Plan. See “—Apex Holdco Equity Incentive Plan” above for additional information.

The table below summarizes the total compensation earned from the Company and its subsidiaries by our non-employee directors for service as a director or advisory board member for the fiscal year ended December 31, 2022.

		Non-Equity
	Fees Earned or	Incentive Plan
	Paid in Cash	Compensation	Total
Linda Walker Bynoe	$100,000	$—	$100,000
John A. Fibiger	100,000	—	100,000
Richard A. Hemmings	100,000	—	100,000
Steven L. Groot	100,000	—	100,000
James W. Schacht	100,000	—	100,000
Neil Ashe	100,000	—	100,000
Eric Rahe	—	—	—
Calvin Dong	—	—	—
Scott Perry	—	—	—

Certain Relationships and Related Transactions

Except as otherwise disclosed herein, the Company has no related party transactions.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has approved the Company’s engagement of Deloitte as the Company’s independent auditors. Deloitte has served as the Company’s independent registered public accounting firm for its fiscal year 2022. Deloitte was reappointed by the Board, on the recommendation of the Audit Committee, as the Company’s independent auditors for fiscal year 2023.

A representative of Deloitte is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement and to respond to appropriate questions, if he or she desires to do so.

Audit Fees. The aggregate fees billed by Deloitte for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC for the years ended December 31, 2022 and 2021 totaled $1,200,000 and $1,100,000, respectively.

Audit-Related Fees. The audit-related fees by Deloitte consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such services were incurred in 2022 or 2021.

Tax Fees. The tax fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2022 or 2021.

All Other Fees. All other fees include any fees billed that are not audit, audit-related or tax fees. No such services were incurred in 2022 or 2021.

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC. The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Deloitte for the fiscal years 2023 and 2023 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

The affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote is required for the approval of the auditor ratification proposal. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If the stockholders reject the selection, the Board will reconsider its selection.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Additional Information

The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance with that Act, files periodic reports, documents and other information with the SEC. These reports and other information are available to you on the SEC’s website at www.sec.gov.

Any stockholder who wishes to send communications to the Board should mail them addressed to the intended recipient by name or position in care of: Vericity, Inc., 1350 E Touhy Avenue, Suite 205W, Des Plaines, IL 60018 Attention: General Counsel. Upon receipt of any such communications, the General Counsel or his designee will determine the identity of the intended recipient and whether the communication is an appropriate stockholder communication. Then the General Counsel or his designee will send all appropriate stockholder communications to the intended recipient. An “appropriate stockholder communication” is a communication from a person claiming to be a stockholder in the communication and the subject of which relates solely to the sender’s interest as a stockholder and not to any other personal or business interest.

In the case of communications addressed to the Board, the Company will send appropriate stockholder communications to the Board. In the case of communications addressed to any particular director, the Company will send appropriate stockholder communications to such director.

Delivery of Documents to Stockholders Sharing an Address

Unless we have received contrary instructions from a stockholder, we are delivering only one information statement and other corporate mailings to multiple stockholders sharing an address. This practice, known as “householding,” is intended to reduce our printing and postage costs. We will, upon request, promptly deliver a separate copy of the information statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the information statement may direct such request to Vericity, Inc., 1350 E Touhy Avenue, Suite 205W, Des Plaines, IL 60018 Attention: General Counsel. Stockholders who receive multiple copies of the information statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written request to the address listed above.

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, in order to be eligible for inclusion in the proxy materials for the Company’s 2023 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received by the Corporate Secretary of the Company no later than February 22, 2023, which is 120 days prior to June 21, 2022, the one-year anniversary of the date on which the mailing of this Proxy Statement is expected to commence. Stockholder proposals must be made in compliance with applicable legal requirements promulgated by the SEC and must be furnished to the Corporate Secretary of the Company by certified mail, return receipt requested.

Our advance notice bylaw provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2023 annual meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to August 3, 2022 (the first anniversary of the preceding year’s annual meeting). If the date of our 2023 annual meeting is more than 30 days before or more than 60 days after August 3, 2022, stockholder proposals must be delivered no earlier than the 120th day prior to such annual meeting date and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which a public announcement of the date of such meeting is first made. Any stockholder proposal must be, under law, an appropriate subject for stockholder action in order to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2023 annual meeting, the stockholder must satisfy certain other requirements set forth in our bylaws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Vericity, Inc., 1350 E Touhy Avenue, Suite 205W, Des Plaines, IL 60018.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting, other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their judgment on such matters.

By Order of the Board of Directors

/s/ James E. Hohmann

Name: James E. Hohmann

Title: Director and Chief Executive Officer

Date: June 20, 2023

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

**VERICITY, INC.**
**Annual Meeting of Shareholders**
**August 2, 2023 9:00 AM, CDT**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) John Buchanan and Jessica Smith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of VERICITY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on August 2, 2023, via the internet at www.virtualshareholdermeeting.com/VERY2023, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000616608_2 R1.0.0.6

**Continued and to be signed on reverse side**

VERCITY, INC.

1350 E. TOUHY AVE. SUITE 205W

DES PLAINES, IL 60018

SCAN TO

VIEW MATERIALS & VOTE

VOTE BY INTERNET – www.proxyvote.com or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructions from.

During the Meeting – Go to www.virtualshareholdersmeetings.com/VERY2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone phone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return to the Vote Processing. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except

To withholding authority to vote for any individual nominee (s), mark “For ALL Except” and write the number(s) of all nominee(s) on the line below.

Election of Directors

Nominees

Neil Ashe 01) Calvin Dong 02) Richard A. Hemmings 03) James E. Hohmann 04) Scott Perry 05)

Eric Rahe 06) Laura R. Zimmerman 07)

The Board of Directors recommends you vote FOR proposals 2.

To ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGTN WITHIN BOX) Date Signature (Joint Owners) Date